Exhibit 10.111

November 29, 2004

David Yen

Executive Vice President, Scalable Systems Group

Sun Microsystems, Inc.

David,

Your contributions to Sun Microsystems and your continued leadership in SSG are important to our success. We want to recognize your contributions in a meaningful way. With this, you are being offered the following compensation program:

1.	Recognition/Retention bonuses*:

February, 2005	$250,000
February, 2006	$250,000
February, 2007	$250,000

$750,000

2.	Stock Options:

Stock Option grant	200,000 shares
(Pending BOD approval, grant expected on or by February, 2005.)

This is intended to serve as a tangible indicator of our desire to retain you as a key member of Sun’s leadership team. We hope this is agreeable to you, if so, please note by signing below.

Sincerely,

/s/ Jonathan Schwartz	/s/ David Yen
Jonathan Schwartz	David Yen
President and Chief Operating Officer	Executive Vice President, Scalable Systems Group
Sun Microsystems, Inc.	Sun Microsystems, Inc.

January 31, 2005
Date

*	Note: These bonus payments will be paid in the first payroll cycle of the month and are in addition to your target SMI Bonus of $486,200 per year. They do not become a part of your base salary. Bonuses are in gross amounts and are subject to normal deductions. Each payment is contingent upon your continued employment with Sun to date of payment. While we certainly hope this offer induces you to remain at Sun, we understand that either you or Sun have the right to end the employment relationship at any time and for any reason.

Personal and Confidential